Certain identified information has been excluded from this exhibit because it is both not material and the type that the Registrant treats as private or confidential.

INVESTMENT SUB-ADVISORY AGREEMENT
This Investment Sub-Advisory Agreement (“Agreement”) is made as of the 20th day of January, 2021 (the “Effective Date”) by and between Wilshire Advisors, LLC (formerly Wilshire Associates Incorporated), a California limited liability company (“Adviser”), and Massachusetts Financial Services Company (d/b/a MFS Investment Management), an U.S. registered investment adviser and a Delaware corporation (“Sub-Adviser”).

Whereas Adviser is the investment adviser of the Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), currently consisting of seven separate series or portfolios (collectively, the “Fund Portfolios”) including the Large Company Growth Portfolio, the Large Company Value Portfolio, the Small Company Growth Portfolio, the Small Company Value Portfolio, the Wilshire 5000 Index Fund, the Wilshire International Equity Fund and the Wilshire Income Opportunities Fund;

Whereas Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 – Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

Now Therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio described in Exhibit 1 for the period and on the terms set forth in this Agreement. Sub-Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2.Sub-Adviser Services. Subject always to the supervision of the Fund’s Board of Directors and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a “Portfolio Segment”) and place all orders for the purchase and sale of securities on behalf of each Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor a Portfolio Segment’s investments, and will comply with the provisions of the Fund’s Articles of Incorporation and By- laws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations, in each case as applicable to the services provided by the Sub-Adviser to the Portfolio Segment pursuant to this Agreement and as may be provided by Adviser to Sub-Adviser in writing from time to time reasonably in advance prior to their effectiveness.

The Sub-Adviser will not have custody of any cash, securities or other assets of the Fund and will not be liable for any loss resulting from any act or omission of the Fund's custodian. The parties acknowledge and agree that the Sub-Adviser is not a custodian of the Fund assets and will not take possession or custody of such assets.

Subject to any other written instructions of the Adviser, the Sub-Adviser is hereby appointed as the Fund Portfolio's agent and attorney-in-fact for the limited purposes of executing on behalf of a Fund Portfolio account documentation and instruments, transaction term sheets and confirmations, certifications regarding the Fund Portfolio's status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counterparties and executing, on behalf of a Fund Portfolio, such brokerage, derivatives, subscription and other agreements and documents (including, without limitation, ISDA, LSTA, and/or Master Securities Forward Transaction Agreement or MSFTA documentation) as Sub-Adviser deems necessary or appropriate, in each case in connection with the Sub-Adviser's management of the Portfolio Segment. However, nothing in this section shall be construed as imposing a duty on the Sub-Adviser to act in its capacity as agent and attorney-in-fact for the Fund Portfolio.

Upon request, Sub-Adviser will provide reports at least quarterly to the Board of Directors and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Directors from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.

Sub-Adviser agrees that it:

a.will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b.will conform with all applicable provisions of the 1940 Act and rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable laws and regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue Code (the "Code") as if each were a regulated investment company thereunder;

c.is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser shall seek to obtain best execution, which includes most favorable net results and execution of a Portfolio Segment’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. With respect to transactions under this sub-paragraph (c), it is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of any Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. The Adviser may, from time to time, engage other sub-advisers to advise portions of a Fund Portfolio other than the Portfolio Segment. The Sub-Adviser agrees that it will not consult with any other sub- adviser engaged by the Adviser with respect to transactions in securities or other assets concerning a Fund Portfolio, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

d.is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients’ accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser over time and consistent with its fiduciary obligations to each client. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs (other than research costs) incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including each Portfolio Segment) participating in the transaction. The Adviser agrees that the Sub- Adviser is not a pricing or valuation agent for the Fund Portfolio and is not responsible for the Fund Portfolio's or the Adviser's valuation determinations;

e.will report regularly to Adviser and to the Board of Directors and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Directors on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

f.will prepare such books and records with respect to each Portfolio Segment’s securities transactions as reasonably requested by Adviser and will furnish Adviser and the Fund’s Board of Directors with such periodic and special reports as the Board or Adviser may reasonably request;

g.will vote all proxies with respect to securities in each Portfolio Segment in a manner deemed by the Sub-Adviser to be in the best interests of Portfolio Segment pursuant to the Sub-Adviser's proxy voting policies and procedures;

h.shall not have the obligation or authority to file documentation that enables the Fund Portfolio to participate in class action litigation or to file proofs of claim and other claims-related documents on the Fund Portfolio's behalf in connection with class action and other litigation settlements, regulatory settlements, and bankruptcy proceedings. With respect to the filing of class action settlement proofs of claim, the Adviser has elected to use a third-party service provider selected by the Sub-Adviser who will, on behalf of the Fund Portfolio and the Adviser, file proofs of claim and related documentation with respect to class action settlements for which the Fund Portfolio is eligible based on transactions in the Portfolio Segment, provided that Adviser authorizes such third-party service provider to do so. As a courtesy to its clients, Sub-Adviser will compensate the third-party service provider for its claims filing services, and the Adviser agrees that the Sub-Adviser is not responsible for any acts or omissions by such third-party service provider. Adviser shall instruct such third-party service provider where to direct any class action settlement proceeds.

The Sub-Adviser shall not have the obligation to commence or defend lawsuits or other legal actions on behalf of the Adviser or the Portfolio Segment brought by or against third parties, including lawsuits and legal actions brought by or against the Adviser or the Fund Portfolio relating to securities purchased by the Portfolio Segment. Notwithstanding the above, the Sub-Adviser shall have the authority to participate in workouts, restructurings, and bankruptcy proceedings involving securities held by the Portfolio Segment during the term of the Agreement on behalf of the Adviser or the Fund Portfolio, including, without limitation, participation that involves the execution, delivery and filing of notices, certificates, consents, directions, ballots and other corporate actions, pleadings, motions, and the like.

i.The Sub-Adviser shall (i) determine the manner in which all rights to consent to corporate actions, conversion rights, subscription rights, tender rights, appraisal rights and any other corporate action rights pertaining to any portfolio securities held by the Portfolio shall be exercised, and/or (ii) execute all such certificates, consents, proxies and other documents necessary or appropriate to effectuate the powers of the Sub-Adviser under this Agreement;

j.will file with the SEC any report on Form 13F or Schedule 13G and any amendments thereto, required by the Securities Exchange Act of 1934, with respect to its duties as are set forth herein and for purposes of such filing requirements, the Sub-Adviser shall be deemed to have sole investment discretion with respect to all securities held in the Fund or Fund Portfolio; and

k.will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser’s fiduciary duties under this Agreement.

3.Expenses. During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Fund, the Fund Portfolio or Portfolio Segment or the Adviser, including the cost of securities (including brokerage commissions, transactional fees, interest expenses and taxes, if any) purchased for each Fund or Portfolio Segment. Sub-Adviser agrees to bear reasonable and documented Portfolio expenses caused by an assignment or change in control of Sub-Adviser, such expenses including but not limited to preparing, printing, and mailing to Portfolio shareholders of information statements or stickers to or complete prospectuses or statements of additional information. Sub- Adviser also agrees to bear reasonable and documented costs and expenses incurred by Adviser in connection with third party document requests or subpoenas for production of information relating to the services provided by Sub-Adviser hereunder; provided, however, that nothing in the foregoing clause impairs Sub-Adviser's ability to raise objections to subpoenas or other third-party document requests, including but not limited to objections based on scope, discoverability, and attorney-client privilege.

4.Compensation. For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule.

5.Other Services. Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund’s Board of Directors that Sub-Adviser may act as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than each Portfolio Segment.

6.Affiliated Broker. Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above; (b) the provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Subject to the requirements of applicable law and any procedures adopted by the Fund’s Board of Directors, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund Portfolio or the Fund for such services in addition to Sub-Adviser’s fees for services under this Agreement.

7.Representations of Sub-Adviser. Sub-Adviser is registered with the SEC under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act, and (f) will notify Adviser of any change in control of the Sub- Adviser within a reasonable time after such change.

8.Books and Records. Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment’s investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser’s or the Fund’s request (provided, however, that Sub- Adviser may retain copies of such records). All such books and records shall be made available, within a reasonable period of time following a written request to the Fund’s accountants or auditors during regular business hours at Sub-Adviser’s offices; provided that such period of time shall not exceed ten business days. Adviser and the Fund or either of their authorized representatives shall have the right to copy any records in the possession of Sub-Adviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

9.Code of Ethics. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 35 days of the end of each calendar quarter during which this Agreement remains in effect, the chief compliance officer (or his or her designee) of Sub-Adviser shall certify to Adviser or the Fund that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of Sub-Adviser’s code of ethics or, if any violation has occurred that is material to the Fund, to the best of the Sub-Adviser's knowledge, the nature of such violation and of the action taken in response to such violation.

10.Limitation of Liability. Neither Sub-Adviser nor any of its partners, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or gross negligence on Sub-Adviser’s part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in each Fund Portfolio, made in writing by Sub-Adviser and provided to Adviser, the Fund or its agents or service providers by Sub-Adviser for use therein; provided, however, that Sub-Adviser has had a reasonable opportunity to review information regarding Sub-Adviser contained in the Fund's registration statement, proxy materials, or communications.

Adviser agrees to indemnify and defend Sub-Adviser, its officers, directors, employees and any person who controls Sub-Adviser for any loss or expense (including reasonable attorneys’ fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund’s registration statement, any proxy statement, or any communication to current or prospective investors in each Fund Portfolio for information that was not provided to Adviser or the Fund (or its agents or service providers) by Sub-Adviser, provided, however, that the Sub-Adviser and its affiliates shall repay any such indemnification with respect to any loss or expense which was determined by a court of competent jurisdiction to be directly caused by the gross negligence, willful malfeasance or fraud of Sub- Adviser.

11.Term and Termination. This Agreement shall become effective with respect to each Portfolio Segment on the Effective Date and shall remain in full force until August 31, 2022, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules, regulations and any exceptive relief thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a)This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio by action of the Board of Directors or by a vote of a majority of the outstanding voting securities of such Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

(b)This Agreement may be terminated with respect to any Fund Portfolios at any time without payment of any penalty by Adviser, the Board of Directors or a vote of majority of the outstanding voting securities of such Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c)This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and the Fund with respect to that Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.

12.Notice. Any notice herein required is to be in writing and may be in electronic form and is deemed to have been given to Sub-Adviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or via electronic mail which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to the attention of: Wilshire Advisors, LLC, 1299 Ocean Avenue, Suite 700, Santa Monica, CA 90401, Attention General Counsel with a copy to the following email addresses: wailegal@wilshire.com and wmf- wvit@wilshire.com. All notices provided to the Sub-Adviser will be sent to the attention of: Massachusetts Financial Services Company, 111 Huntington Avenue, Boston, MA 02199, Attention: Legal Department, with a copy to the following e-mail address: InstitutionalClientService@mfs.com.

13.Limitations on Liability. The obligations of the Fund entered into in the name or on behalf thereof by any of its directors, representatives or agents are made not individually but only in such capacities and are not binding upon any of the directors, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.

In the event that a party to this Agreement is subject to litigation and the other party is served third- party discovery requests or other legal requests in connection with such litigation, such other party shall select its own legal counsel and bear its own legal costs and other costs in connection with responding to such requests; provided, however, that the party to litigation shall reasonably cooperate to attempt to minimize the litigation-related burden on the other party. In no event will any party to this Agreement be liable hereunder for any indirect, incidental, consequential, special, speculative or punitive losses, damages, costs or expenses, including loss of opportunity, loss of goodwill or reputation.

14.Adviser Responsibility. Adviser will provide Sub-Adviser with copies of the Fund’s Articles of Incorporation, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement as soon as practicable; provided, however, that no changes or modifications to the foregoing shall be binding on Sub-Adviser until it is notified thereof and given a reasonable period to comply. The Adviser further agrees to provide a list of entities with which the Sub-Adviser is restricted from engaging in transactions on behalf of the Fund Portfolio as such list may be amended from time to time, including, without limitation, a list of all publicly traded affiliates of the Adviser or the Fund Portfolio that may not be purchased by the Fund Portfolio (such list shall include security name, cusip number, sedol and/or applicable ticker) and a list of brokers or dealers that are affiliated persons of the Adviser or the Fund Portfolio.

The Adviser acknowledges that the Sub-Adviser is not the compliance agent for the Fund or the Fund Portfolio or the Portfolio Segment or the Adviser and does not have access to all of the Fund's or the Fund Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform such services based upon its books and records with respect to the Portfolio Segment, which comprises a portion of the Fund Portfolio's books and records and upon written instructions and information received from the Fund Portfolio and/or the Adviser, and the Sub-Adviser shall be entitled to treat the Portfolio Segment as though the Portfolio Segment constituted the entire Fund Portfolio, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund Portfolio, other than the Portfolio Segment. The Sub-Adviser shall not be responsible for providing fund administration services, such as fund accounting and tax services with respect to the Fund Portfolio or the Portfolio Segment.

The Adviser represents and warrants that the Fund Portfolio is (i) an Eligible Contract Participant as defined by Section 1(a)(18) of the Commodity Exchange Act and U.S. Commodity Futures Trading Commission regulations thereunder; and (ii) is a qualified institutional buyer as that term is defined in Rule 144A under the Securities Act of 1933, as amended, and (iii) is not a "restricted person" under Rule 5130 and Rule 5131 of the Financial Industry Regulatory Authority, Inc. ("FINRA") and thus the Fund is not prohibited from participating in the allocation of initial public offerings of equity securities offered by FINRA members. The Adviser agrees to promptly notify the Sub-Adviser if any of the foregoing representations ceases to be true or correct.

15.The Adviser acknowledges that Sub-Adviser is registered with the Commodity Futures Trading Commission ("CFTC") as a commodity trading advisor and that Sub-Adviser will provide commodity interest trading advice to the Fund Portfolio as if Sub-Adviser were exempt from registration as a commodity trading advisor. The Adviser represents and warrants that it is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to the Fund Portfolio, and that the Adviser has timely filed a notice of eligibility as required by CFTC Regulation 4.5 with respect to the Fund Portfolio, and will, during the term of its agreement with Sub-Adviser, maintain and reaffirm such notice of eligibility as required by CFTC Regulation 4.5. The Adviser will notify Sub-Adviser at least 60 days prior to becoming a registered CPO or CTA with respect to the Portfolio.

16.Arbitration of Disputes. Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys’ fees and costs.

17.Confidentiality. Each party to this Agreement agrees that it will treat as proprietary and confidential any information of the other party (the "Discloser") obtained in connection with its duties hereunder, including all records and information pertaining to the Fund Portfolio or Portfolio Segment and its prior, present or potential shareholders. Such information, including, without limitation, the investment activities or portfolio holdings of the Fund Portfolio or of the Portfolio Segment, and each party's business, financial operations, personnel matters, and other proprietary information, written or oral, is collectively referred to as “Confidential Information.” All Confidential Information provided by the Discloser shall be used only by the other party hereto (the "Recipient") to the extent necessary for the purposes of rendering services or performing the obligations pursuant to this Agreement and shall not be disclosed to any third party, without the prior written consent of the Discloser, except (i) to comply with applicable laws, rules and regulations, subpoenas, court orders, and/or as required in the administration and management of the Fund or in connection with the provision of services hereunder, or as permitted herein. Confidential Information shall not include any information that (i) is public when provided or thereafter becomes public though no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of the Agreement; (iii) is independently developed by the Recipient without the use of Confidential Information provided by Discloser through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the industry at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

For the avoidance of doubt, each party acknowledges that, notwithstanding the foregoing, the Sub- Adviser may use the performance of the Fund Portfolio in its composite performance and nothing in this Agreement is intended to prevent, or shall be construed as preventing, the Sub-Adviser or its affiliates from merely referring in accurate terms to Sub-Adviser's appointment hereunder as a sub-adviser to the Fund Portfolio. Sub-Adviser may, disclose that Adviser, the Fund and each Fund Portfolio are its clients; provided, however, that Sub-Adviser will not advertise or market its relationship with Adviser or the Fund or issue press releases regarding such relationships without the express written prior consent of Adviser. Sub-Adviser may disclose information about the portfolio holdings of the Portfolio Segment to any consultant that seeks information about the portfolio holdings of an account managed by the Sub-Adviser, provided, however, that any such disclosure (i) shall not identify the Fund Portfolio or provide information pursuant to which the identity of the Fund Portfolio may readily be ascertained and (ii) in instances where portfolio holdings are disclosed prior to the time at which the Sub-Adviser has made publicly available the holdings of substantially similar accounts managed by the Sub-Adviser, such disclosure may be made to such party only if such party executes an agreement under which it is prohibited from disclosing such portfolio holdings information and prohibited from otherwise using such information for its pecuniary benefit.

18.Use of Names. The Adviser agrees and acknowledges that the Sub-Adviser is the sole owner of the name and mark “MFS.” Without the prior review and approval of the Sub-Adviser, the Adviser shall not, and the Adviser shall cause the Fund not to, make representations regarding the Sub-Adviser in any disclosure document, advertisement or sales literature or other materials relating to the Portfolio Segment. The Adviser shall not use the name "Massachusetts Financial

Services Company," "MFS Investment Management" or "MFS" or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission or which are required by law, rule, regulation or upon the request of a governmental authority; and provided, further, that in no event shall such approval be unreasonably withheld.

The Sub-Adviser shall not use the name of the Adviser, the Fund, the Fund Portfolio or any of their affiliates in any material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves all uses of its or the Fund's and/or Fund Portfolio's name which merely refer in accurate terms to the appointment of the Sub- Adviser hereunder or which are required by the SEC or a state securities commission or which are required by law, rule, regulation or upon the request of a governmental authority; and, provided, further, that in no event shall such approval be unreasonably withheld.

Upon termination of this Agreement for any reason, the Adviser shall cease and the Adviser shall cause the Fund Portfolio to cease, all use of the name and mark "MFS" as soon as reasonably practicable.

19.Miscellaneous. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

20.Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the state of California.

Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ADVISORS, LLC By: /s/ Jason Schwarz Title: COO	MASSACHUSETTS FINANCIAL SERVICES COMPANY By: /s/ Carol Geremia Title: President

EXHIBIT 1
FUND PORTFOLIO LISTING

1. Wilshire Mutual Funds - Large Company Value Portfolio

EXHIBIT 2 FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to the Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of the Portfolio Segment, at the following annual rate:

Wilshire Mutual Funds – Large Company Value Portfolio:
[ ]% on average daily assets of the Portfolio Segment
Sub-Adviser’s fee shall be accrued daily at 1/365th (or 1/366th, if leap year) of the annual rate set forth above and payable monthly. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.